Exhibit 99.1

4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
NYSE symbol: PEB
www.pebblebrookhotels.com

PEBBLEBROOK HOTEL TRUST
REPORTS 2019 RESULTS AND PROVIDES 2020 OUTLOOK

Q4 HIGHLIGHTS
▪    Net income: $19.6 million
▪    Same-Property Total RevPAR[1] +2.8% YOY and RevPAR[1] +2.0% YOY
▪    Same-Property EBITDA[1]: $109.0 million, +1.4% YOY
▪    Adj. EBITDAre[1]: $100.1 million, +87.4% YOY
▪    Adj. FFO[1] per diluted share: $0.54, +63.6% YOY
▪    Q4 Same-Property Total RevPAR, Adj. EBITDA, Adj. FFO and Adj. FFO/diluted share beat outlook due to better than expected demand, including in San Francisco and Los Angeles

2019 OPERATING & FINANCIAL HIGHLIGHTS
▪    2019 Same-Property Total RevPAR +1.9% & Same-Property RevPAR +1.2% led by strong performance of hotels in San Francisco, South Florida and Boston
▪    Adj. EBITDAre[1]: $478.7 million, +87.8% YOY
▪    Adj. FFO[1] per diluted share: $2.63, +7.3% YOY
▪    Successfully completed 12 operator/brand transitions and $162.8 million of capital investments across the portfolio
▪    Positioning for strong relative future growth through major redevelopments and repositionings throughout the portfolio in 2019 & 2020

STRATEGIC DISPOSITION PLAN
▪    Completed a total of $1.33 billion of hotel sales from the closing of the Company’s November 2018 corporate acquisition; property transaction market remains healthy and active, pricing remains stable and attractive
▪    Executed contract to sell the InterContinental Buckhead Atlanta and Sofitel Washington DC Lafayette Square in Q1 2020 for $331.0 million

BALANCE SHEET
▪    Net Debt to Trailing 12-Month Corporate EBITDA[1] at the end of Q4: 4.7x and expected to drop to 4.4x following the closing of the announced Q1 sales
▪    Fixed Charge Coverage Ratio at 2.9x; expected to increase to 3.0x following the closing of the announced Q1 sales

2020 OUTLOOK (excluding effects of coronavirus)
▪    Net income: $198.7 million to $211.7 million
▪    Same-Property Total RevPAR[1] Growth Rate: (0.6%) to +1.0%
▪    Adj. EBITDAre[1]: $412.2 million to $425.2 million
▪    Adj. FFO[1] per diluted share: $2.23 to $2.33
▪    Asset sales target: $375.0 million

“
Our operating results for the fourth quarter of 2019 exceeded our outlook primarily due to unexpected increases in hotel demand during November and December throughout many of our markets, including San Francisco, Los Angeles, South Florida and Boston. We also made great progress in transforming the Company for stronger growth in future years. We completed $1.3 billion in hotel sales, with another $331.0 million of sales expected in the near term, 12 successful operator or brand transitions, including 2 in early 2020, and we completed or commenced 8 major redevelopment and repositioning projects. Up until the emergence of the coronavirus in China, we were encouraged with the improvements in near term business and leisure booking trends that we experienced from November through January. However, we are concerned about the potential negative impact of coronavirus on travel. While we expect some reduced demand outside of what we’ve already experienced and incorporated, our outlook does not reflect any impact since it is not knowable or able to be forecasted due to the unique evolving nature of the situation."
- Jon E. Bortz, Chairman, President and Chief Executive Officer of Pebblebrook Hotel Trust

(1) See tables later in this press release for a description of Same-Property information and reconciliations from net income (loss) to non-GAAP financial measures.

Fourth Quarter and Full-Year Highlights

	Fourth Quarter		Year Ended December 31,
	2019	2018	2019	2018

	($ in millions except per share and RevPAR data)
Net income (loss)	$19.6	($99.3)	$115.7	$13.4

Same-Property Total RevPAR(1)	$296.22	$288.16	$308.01	$302.28
Same-Property Total RevPAR growth rate	2.8%		1.9%

Same-Property RevPAR(1)	$196.34	$192.43	$210.65	$208.19
Same-Property RevPAR growth rate	2.0%		1.2%

Same-Property Expenses(1)	$267.6	$258.8	$1,086.2	$1,050.5
Same-Property Expense growth rate	3.4%		3.4%

Same-Property EBITDA(1)	$109.0	$107.5	$514.8	$520.6
Same-Property EBITDA growth rate	1.4%		(1.1%)
Same-Property EBITDA Margin(1)	28.9%	29.4%	32.2%	33.1%

Adjusted EBITDAre(1)	$100.1	$53.4	$478.7	$254.9
Adjusted EBITDAre growth rate	87.4%		87.8%

Adjusted FFO(1)	$71.3	$30.4	$344.1	$183.9
Adjusted FFO per diluted share(1)	$0.54	$0.33	$2.63	$2.45
Adjusted FFO per diluted share growth rate	63.6%		7.3%

(1) See tables later in this press release for a description of same-property information and reconciliations from net income (loss) to non-GAAP financial measures, including Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate (“EBITDAre”), Adjusted EBITDAre, Funds from Operations ("FFO"), FFO per share, Adjusted FFO and Adjusted FFO per share.

For the details as to which hotels are included in Same-Property Room Revenue Per Available Room (“RevPAR”), Same-Property Total Revenue Per Available Room (“Total RevPAR”), Average Daily Rate (“ADR”), Occupancy, Revenues, Expenses, EBITDA and EBITDA Margins appearing in the table above and elsewhere in this press release, refer to the Same-Property Statistical Data table footnotes later in this press release.

▪
Net Income: The Company’s net income was $19.6 million in the fourth quarter of 2019, an increase of $118.9 million as compared to the same period of 2018. The Company’s net income was $115.7 million for the year ended December 31, 2019, an increase of $102.3 million as compared to 2018. The increase is primarily due to the Company’s corporate acquisition completed in November 2018.

▪
Same-Property Operating Statistics: Same-Property Total RevPAR increased 2.8 percent from the fourth quarter of 2018. Same-Property RevPAR for the fourth quarter increased 2.0 percent from the prior year to $196.34, with Same-Property ADR declining 0.5 percent to $247.18 and Same-Property Occupancy rising 2.5 percent to 79.4 percent. In addition, Same-Property Total RevPAR for full-year 2019 grew 1.9 percent over 2018, and Same-Property RevPAR for the year increased 1.2 percent over the prior year to $210.65. Same-Property ADR rose 1.3 percent for the year to $256.17, and Same-Property Occupancy for the year declined by 0.2 percent to 82.2 percent.

▪
Same-Property EBITDA and Margins: The Company’s hotels generated $109.0 million of Same-Property EBITDA for the quarter ended December 31, 2019, up 1.4 percent versus the same period of 2018. Same-Property Revenues increased 2.8 percent, while Same-Property Expenses rose 3.4 percent, resulting in Same-Property EBITDA Margin for the quarter decreasing 41 basis points to 28.9 percent. The Company’s hotels generated $514.8 million of Same-Property EBITDA for the full-year 2019, down 1.1 percent compared to the prior year. Same-Property Revenues climbed 1.9 percent, while Same-Property Expenses increased 3.4 percent. As a result, Same-Property EBITDA Margin for 2019 decreased 98 basis points to 32.2 percent as compared to the prior year.

▪
Operating Performance: Excluding the mandatory California Proposition 13 increases in real estate taxes for the California properties acquired as part of the Company’s corporate acquisition in November 2018, Same-Property Expenses increased 3.1 percent during the fourth quarter, resulting in Same-Property EBITDA Margin for the quarter decreasing just 19 basis points. For 2019, also excluding the Proposition 13 impact, Same-Property Expenses increased 2.6 percent, and Same-Property EBITDA margins declined 46 basis points.

“Our hotels performed well in 2019 despite the challenging operating environment, which included disruption from the U.S. government shutdown in early 2019, international trade tensions, a strong U.S. dollar resulting in softer international demand and new hotel supply,” commented Mr. Bortz. “Our recently renovated and repositioned properties continue to gain market share, driving overall market share growth for the entire portfolio for the year. This outperformance is expected to continue over the next several years.”

Update on Strategic Disposition Plan

During the fourth quarter of 2019, the Company completed the sale of Topaz Hotel in Washington, D.C. for $33.1 million. Including the $449.0 million of hotel property sales completed earlier in the year, the Company completed a total of $482.1 million of sales throughout the year.

On January 27, 2020, the Company announced that it executed a contract to sell the InterContinental Buckhead Atlanta and Sofitel Washington DC Lafayette Square for a combined $331.0 million price. This sale is subject to normal closing conditions, and the Company offers no assurances that this sale will be completed on these terms, or at all. The Company is targeting to complete the sale later in the first quarter. For 2020, the Company is targeting to achieve $375.0 million of hotel and asset sales, which includes the previously announced InterContinental Buckhead Atlanta and Sofitel Washington DC Lafayette Square hotels.

Since the Company commenced its strategic disposition plan on November 30, 2018, and through December 31, 2019, 13 hotels have been successfully sold, generating approximately $1.33 billion of gross sales proceeds. The sales to date reflect a very favorable 15.6x EBITDA multiple and a 5.5 percent net operating income capitalization rate (after an assumed annual capital reserve of 4.0 percent of total hotel revenues) based on the operating performance for 2018 of the properties sold.

Update on Strategic Property Redevelopment Plan

The Company made significant progress on its Strategic Property Redevelopment Plan in 2019. Throughout the year, the Company completed 10 third-party operator or brand changes at the following 9 hotels:

▪	Hotel Colonnade Coral Gables, Autograph Collection

▪	The Hotel Zags, “The Unofficial Z Collection”

▪	Skamania Lodge

▪	L’Auberge Del Mar

▪	Paradise Point Resort & Spa

▪	Villa Florence San Francisco on Union Square

▪	The Marker San Francisco

▪	Mason & Rook Hotel, soon to be Viceroy Washington DC

▪	Donovan Hotel, soon to be Hotel Zena Washington DC

In addition, on January 2, 2020, Hilton San Diego Resort & Spa became San Diego Mission Bay Resort, an independent lifestyle-oriented resort. Also in January, Davidson Hotels & Resorts became the manager of Solamar Hotel in San Diego. Furthermore, as announced on February 13, 2020, Solamar Hotel will become Margaritaville Hotel San Diego Gaslamp Quarter by the end of the second quarter of 2021 following an extensive renovation and transformation.

On February 19, 2020, the Company announced that Hotel Vitale in San Francisco will be renovated and transformed into the eco-lux 1 Hotel San Francisco managed by SH Hotels & Resorts. The hotel will remain Hotel Vitale until the renovation is completed, which is expected to occur by the end of the second quarter of 2021.

In addition to these transformations, the Company is also reinventing and relaunching the Villa Florence San Francisco on Union Square as The Baybury Hotel following a comprehensive renovation and repositioning, which is expected to be completed by the end of this year.

Capital Investments

In the fourth quarter, the Company completed $51.6 million of capital investments throughout its portfolio. The Company completed $162.8 million of capital investments and projects in 2019, including the completion of major renovations and property improvements at W Boston, Mondrian Los Angeles, Sofitel Philadelphia at Rittenhouse Square and Skamania Lodge, all in the second quarter, the completion of the first phase of a substantial renovation at San Diego Mission Bay Resort in the third quarter and the completion of significant upgrades at The Marker Resort Key West in the fourth quarter.

In 2020, the Company intends to start or complete additional major renovation and repositioning projects including:

▪
Donovan Hotel (estimated at $25.0 million, or $130 thousand per key), which encompasses an exhaustive redevelopment and repositioning, expected to be completed in the second quarter of 2020, at which time the hotel will be relaunched as Hotel Zena Washington DC, the seventh member of “The Unofficial Z Collection,” the Company’s proprietary brand of individually curated, unique urban lifestyle hotels;

▪	Embassy Suites San Diego Bay Downtown (estimated at $18.0 million), which is receiving a comprehensive guest suite renovation, expected to be completed in the second quarter of 2020;

▪	Westin San Diego Gaslamp Quarter (estimated at $17.0 million), which consists of a guestroom, lobby, restaurant, and bar renovation, expected to be completed by the end of the first quarter of 2020;

▪
Le Parc Suite Hotel (estimated at $12.5 million), which consists of a comprehensive hotel renovation, including the guestrooms, lobby, public areas and exterior, which commenced in the first quarter of 2020, expected to be completed by the end of the second quarter of 2020;

▪
Villa Florence San Francisco on Union Square (estimated at $12.0 million), which will undergo a complete transformation including the guestrooms, corridors, entry and lobby, planned to begin in the third quarter of 2020, expected to be completed by the end of the year, at which time it will be repositioned as The Baybury Hotel;

▪
San Diego Mission Bay Resort, Phase 2 (estimated at $11.0 million), which is undergoing a reconfiguration and complete renovation of the public areas including the porte-cochere, lobby, entry, pool, restaurants, and bars, retail shop, creation of additional event venues and upgrading of guestrooms and suites, expected to be completed by the end of the second quarter of 2020;

▪
Viceroy Santa Monica Hotel, Phase 1 (estimated at $10.5 million), which is undergoing a porte-cochere, lobby, public area, pool, restaurant, bar and meeting space renovation, featuring both interior and exterior enhancements, expected to be completed by the end of the second quarter of 2020;

▪
Chaminade Resort & Spa (estimated at $9.0 million), which is repositioning the property through a redevelopment of the property’s public space, restaurant, lobby, porte-cochere/entry, exterior patio, and all meeting space and venues, expected to be completed in the second quarter of 2020; and

▪
Mason & Rook Hotel (estimated at $8.0 million), which is undergoing a complete renovation and upgrading of the entry, lobby, guestrooms, restaurant and bar areas, rooftop pool, and its meeting spaces, expected to be completed by the end of the second quarter of 2020, at which time it will be rebranded as the Viceroy Washington DC.

Balance Sheet and Shareholder Distributions

As of December 31, 2019, the Company had $2.2 billion in consolidated debt at an effective weighted-average interest rate of 3.5 percent. Approximately $1.7 billion, or 77 percent of the Company’s total outstanding debt, was at a weighted-average fixed interest rate of 3.5 percent, and approximately $0.5 billion, or 23 percent, was at a weighted-average floating interest rate of 3.3 percent. Of the Company’s outstanding debt, $2.0 billion was in the form of unsecured term loans, and $165.0 million was outstanding on its $650.0 million senior unsecured revolving credit facility. As of December 31, 2019, the Company had $56.9 million of consolidated cash, cash equivalents, and restricted cash.

As of December 31, 2019, the Company’s fixed charge coverage ratio was 2.9 times, total net debt to trailing 12-month corporate EBITDA was 4.7 times, and the Company’s debt to net assets after GAAP depreciation was at 30 percent.

On December 16, 2019, the Company declared a regular quarterly cash dividend of $0.38 per share on its common shares as well as a regular quarterly cash dividend for the following preferred shares of beneficial interest:

▪	$0.40625 per 6.50% Series C Cumulative Redeemable Preferred Share;

▪	$0.39844 per 6.375% Series D Cumulative Redeemable Preferred Share;

▪	$0.39844 per 6.375% Series E Cumulative Redeemable Preferred Share; and

▪	$0.39375 per 6.30% Series F Cumulative Redeemable Preferred Share.

2020 Outlook

The Company is providing a 2020 outlook, which assumes $375.0 million of asset sales throughout the year, with $331.0 million of assets sold by the end of the first quarter, and $44.0 million of assets sold by mid-year.

The 2020 asset sales are projected to negatively impact the Company’s Adjusted EBITDAre by $21.6 million, as a result of the lost Hotel EBITDA from the sold assets. Assuming all asset sales proceeds are used to reduce the Company’s outstanding debt, we estimate interest savings of approximately $10.8 million will be generated. The net impact of the 2020 asset sales to Adjusted FFO and Adjusted FFO per diluted share is estimated to be $10.8 million and $0.08, respectively.

The assets that were sold in 2019 contributed $7.5 million in Adjusted EBITDAre, $1.2 million to Adjusted FFO and $0.01 to Adjusted FFO per diluted share, which will be a net loss to 2020’s expected performance.

The 2020 outlook assumes a negative impact of $9.0 million in Same-Property EBITDA from the planned 2020 redevelopments and $1.2 million in Same-Property EBITDA from the operator and brand transitions at the Company’s properties. These estimates assume a total of 90 basis points of negative impact to Same-Property RevPAR Growth as a result of the 2020 renovations and transitions.

Outside of the impact that we’ve already seen and incorporated, the Company’s outlook for 2020 and the first quarter of 2020 does not assume any additional impact from the coronavirus since it is unknowable and unable to be forecasted due to the evolving situation.

The Company’s outlook, which assumes no acquisitions, reflects the Company’s various planned capital investment projects, and includes other significant assumptions, is as follows:

	2020 Outlook
	Low	High
	($ and shares/units in millions, except per share and RevPAR data)

Net income	$198.7	$211.7

Adjusted EBITDAre	$412.2	$425.2
Adjusted EBITDAre growth rate	(13.9%)	(11.2%)

Adjusted FFO	$293.6	$306.6
Adjusted FFO per diluted share	$2.23	$2.33
Adjusted FFO per diluted share growth rate	(15.2%)	(11.4%)

This 2020 Outlook is based, in part, on the following estimates and assumptions:

Asset Sales during 2020	$375.0	$375.0
Q1 Asset Sales	$331.0	$331.0
Midyear Asset Sales	$44.0	$44.0

U.S. GDP growth rate	1.5%	2.0%
U.S. Hotel Industry RevPAR growth rate	(1.0%)	1.0%

Same-Property RevPAR	$211	$215
Same-Property RevPAR growth rate	(1.0%)	1.0%
Same-Property Room Revenue growth rate	(0.7%)	1.3%

Same-Property EBITDA	$451.0	$464.0
Same-Property EBITDA growth rate	(5.6%)	(2.8%)
Same-Property Expense growth rate	2.2%	3.2%
Same-Property EBITDA Margin	30.3%	30.7%
Same-Property EBITDA Margin growth rate	(170 bps)	(130 bps)

Corporate cash general and administrative expenses	($30.1)	($30.1)
Corporate non-cash general and administrative expenses	($9.3)	($9.3)
Preopening and other corporate expenses	($4.1)	($4.1)

Total capital investments related to renovations, capital maintenance and return on investment projects	$165.0	$185.0

Weighted-average fully diluted shares and units	131.8	131.8

The Company’s Outlook for the first quarter of 2020 is as follows:

	First Quarter 2020 Outlook
	Low	High
	($ and shares/units in millions, except per share and RevPAR data)
Net income (loss)	$79.3	$86.8

Q1 Asset Sales	$331.0	$331.0

Same-Property RevPAR	$183	$188
Same-Property RevPAR growth rate	(4.0%)	(1.0%)
Same-Property Room Revenue growth rate	(2.9%)	0.1%

Same-Property EBITDA	$76.8	$84.3
Same-Property EBITDA growth rate	(15.3%)	(7.0%)
Same-Property Expense growth rate	1.9%	3.1%
Same-Property EBITDA Margin	23.8%	25.3%
Same-Property EBITDA Margin growth rate	(350 bps)	(200 bps)

Adjusted EBITDAre	$68.4	$75.9
Adjusted EBITDAre growth rate	(24.4%)	(16.1%)

Adjusted FFO	$42.5	$50.0
Adjusted FFO per diluted share	$0.32	$0.38
Adjusted FFO per diluted share growth rate	(30.4%)	(17.4%)

Weighted-average fully diluted shares and units	131.7	131.7

The First Quarter 2020 Outlook assumes an estimated negative impact of 235 basis points on Same-Property RevPAR growth and $5.8 million of negative impact on Same-Property EBITDA, based on the planned repositionings and renovations across the portfolio. Additionally, the First Quarter 2020 Outlook assumes an estimated negative impact of 30 basis points on Same-Property RevPAR growth and $0.7 million of negative impact on Same-Property EBITDA, based on operator transitions across the portfolio.

The 2020 Outlook excludes the following hotels from Same-Property RevPAR, Same-Property RevPAR growth rate, Same-Property EBITDA, Same-Property EBITDA growth rate, Same-Property Expense growth rate, Same-Property EBITDA Margin, and Same-Property EBITDA Margin growth rate:

▪
Donovan Hotel for the first, second and fourth quarters of both 2020 and 2019 due to its closure in the fourth quarter of 2019 and the first and second quarters of 2020 for redevelopment, renovation, and rebranding; and

▪
InterContinental Buckhead Atlanta and Sofitel Washington DC Lafayette Square for the first, second, third and fourth quarters of both 2020 and 2019 due to their expected sale sometime in the first quarter of 2020.

If any of the foregoing estimates and assumptions prove to be inaccurate, actual results, including the outlook, may vary and could vary significantly from the amounts shown above.

Fourth Quarter 2019 Earnings Call

The Company will conduct its quarterly analyst and investor conference call on Friday, February 21, 2020, at 9:00 AM ET. To participate in the conference call, please dial (877) 705-6003 approximately ten minutes before the call begins. Additionally, a live webcast of the conference call will be available through the Company’s website. To access the webcast, log on to www.pebblebrookhotels.com ten minutes before the conference call. A replay of the conference call webcast will be archived and available online through the Investor Relations section of www.pebblebrookhotels.com.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) and the largest owner of urban and resort lifestyle hotels in the United States. The Company owns 56 hotels, totaling approximately 14,000 guestrooms across 16 urban and resort markets, with a focus on the west coast gateway cities. For more information, visit www.pebblebrookhotels.com and follow us at @PebblebrookPEB.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.

This press release contains certain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” references to “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. Examples of forward-looking statements include the following: projections and forecasts of U.S. GDP growth, U.S. hotel industry RevPAR growth, the Company’s net income, FFO, EBITDA, Adjusted FFO, Adjusted EBITDAre, RevPAR, Total RevPAR, EBITDA Margin and EBITDA Margin growth, and the Company’s expenses, share count or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions, dispositions or services; forecasts of the Company’s future economic performance and its share of future markets; forecasts of hotel industry performance; and descriptions of assumptions underlying or relating to any of the foregoing expectations including assumptions regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the supply of hotel properties, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

All information in this press release is as of February 20, 2020. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.

###

Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330
For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com

Pebblebrook Hotel Trust
Consolidated Balance Sheets
($ in thousands, except for per share data)

	December 31, 2019	December 31, 2018

ASSETS
Assets:
Investment in hotel properties, net	$6,332,587	$6,534,193
Ground lease asset, net	—	199,745
Cash and cash equivalents	30,098	83,366
Restricted cash	26,777	24,445
Hotel receivables (net of allowance for doubtful accounts of $738 and $526, respectively)	49,619	59,897
Prepaid expenses and other assets	59,474	76,702
Total assets	$6,498,555	$6,978,348

LIABILITIES AND EQUITY
Liabilities:
Unsecured revolving credit facilities	$165,000	$170,000
Term loans, net of unamortized deferred financing costs	1,964,657	2,409,284
Senior unsecured notes, net of unamortized deferred financing costs	99,563	99,469
Mortgage loans, net of unamortized deferred financing costs	—	68,145
Accounts payable and accrued expenses	516,437	360,279
Deferred revenues	57,704	54,741
Accrued interest	4,694	2,741
Distribution payable	58,564	43,759
Total liabilities	2,866,619	3,208,418
Commitments and contingencies

Equity:
Preferred shares of beneficial interest, $0.01 par value (liquidation preference $510,000 at December 31, 2019 and December 31, 2018), 100,000,000 shares authorized; 20,400,000 shares issued and outstanding at December 31, 2019 and December 31, 2018	204	204
Common shares of beneficial interest, $0.01 par value, 500,000,000 shares authorized; 130,484,956 issued and outstanding at December 31, 2019 and 130,311,289 issued and outstanding at December 31, 2018	1,305	1,303
Additional paid-in capital	4,069,410	4,065,804
Accumulated other comprehensive income (loss)	(24,715)	1,330
Distributions in excess of retained earnings	(424,996)	(308,806)
Total shareholders' equity	3,621,208	3,759,835
Non-controlling interests	10,728	10,095
Total equity	3,631,936	3,769,930
Total liabilities and equity	$6,498,555	$6,978,348

Pebblebrook Hotel Trust
Consolidated Statements of Operations
($ in thousands, except for per share data)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
	(Unaudited)
Revenues:
Room	$252,048	$153,711	$1,103,947	$565,107
Food and beverage	95,781	62,170	370,584	199,089
Other operating	31,580	19,761	137,682	64,482
Total revenues	$379,409	$235,642	$1,612,213	$828,678

Expenses:
Hotel operating expenses:
Room	$66,148	$43,631	$275,855	$143,171
Food and beverage	65,297	43,234	260,278	136,845
Other direct and indirect	107,418	71,155	438,035	231,818
Total hotel operating expenses	238,863	158,020	974,168	511,834
Depreciation and amortization	57,504	34,246	234,880	108,475
Real estate taxes, personal property taxes, property insurance, and ground rent	31,004	18,382	125,013	54,191
General and administrative	8,294	6,152	34,047	20,945
Transaction costs	1,103	69,503	8,679	75,049
(Gain) loss on sale of hotel properties	(2,819)	2,147	(2,819)	2,147
(Gain) loss and other operating expenses	2,684	441	8,903	(10,935)
Total operating expenses	336,633	288,891	1,382,871	761,706
Operating income (loss)	42,776	(53,249)	229,342	66,972
Interest expense	(23,962)	(20,649)	(108,474)	(53,923)
Other	6	(27,331)	29	2,078
Income (loss) before income taxes	18,820	(101,229)	120,897	15,127
Income tax (expense) benefit	752	1,886	(5,172)	(1,742)
Net income (loss)	19,572	(99,343)	115,725	13,385
Net income (loss) attributable to non-controlling interests	29	(432)	283	(8)
Net income (loss) attributable to the Company	19,543	(98,911)	115,442	13,393
Distributions to preferred shareholders	(8,139)	(5,396)	(32,556)	(17,466)
Net income (loss) attributable to common shareholders	$11,404	$(104,307)	$82,886	$(4,073)

Net income (loss) per share available to common shareholders, basic	$0.08	$(1.16)	$0.63	$(0.06)
Net income (loss) per share available to common shareholders, diluted	$0.08	$(1.16)	$0.63	$(0.06)

Weighted-average number of common shares, basic	130,484,956	90,268,395	130,471,670	74,286,307
Weighted-average number of common shares, diluted	130,669,494	90,268,395	130,718,306	74,286,307

Pebblebrook Hotel Trust
Reconciliation of Net Income (Loss) to FFO and Adjusted FFO
($ in thousands, except per share data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018

Net income (loss)	$19,572	$(99,343)	$115,725	$13,385
Adjustments:
Depreciation and amortization	57,396	34,193	234,591	108,265
(Gain) loss on sale of hotel properties	(2,819)	2,147	(2,819)	2,147
FFO	$74,149	$(63,003)	$347,497	$123,797
Distribution to preferred shareholders	(8,139)	(5,396)	(32,556)	(17,466)
FFO available to common share and unit holders	$66,010	$(68,399)	$314,941	$106,331
Transaction costs	1,103	69,503	8,679	75,049
Non-cash ground rent	701	646	3,975	2,453
Management/franchise contract transition costs	1,143	1	5,927	56
Interest expense adjustment for acquired liabilities	213	267	902	969
Capital lease adjustment	1,000	326	3,193	753
Non-cash amortization of acquired intangibles	(290)	124	(1,340)	733
Estimated hurricane related repairs and cleanup costs	—	—	—	1,452
Gain on insurance settlement	—	—	(672)	(13,954)
Business interruption proceeds	—	—	672	6,135
Unrealized gain on investment	—	27,347	—	3,277
Non-cash interest expense	1,379	606	6,140	606
Early extinguishment of debt	—	—	1,698	—
Adjusted FFO available to common share and unit holders	$71,259	$30,421	$344,115	$183,860

FFO per common share - basic	$0.50	$(0.75)	$2.41	$1.42
FFO per common share - diluted	$0.50	$(0.75)	$2.40	$1.42
Adjusted FFO per common share - basic	$0.54	$0.34	$2.63	$2.46
Adjusted FFO per common share - diluted	$0.54	$0.33	$2.63	$2.45

Weighted-average number of basic common shares and units	130,854,912	90,638,351	130,841,626	74,656,263
Weighted-average number of fully diluted common shares and units	131,039,450	90,954,715	131,088,262	75,000,204

To supplement the Company’s consolidated financial statements presented in accordance with U.S. GAAP, this press release includes certain non-GAAP financial measures as defined under SEC rules.

These measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from similarly titled non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Funds from Operations (“FFO”) - FFO represents net income (computed in accordance with GAAP), excluding gains or losses from sales of properties, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the Company's operating performance without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of Nareit in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to that of other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.

The Company also evaluates its performance by reviewing Adjusted FFO because it believes that adjusting FFO to exclude certain recurring and non-recurring items described below provides useful supplemental information regarding the Company's ongoing operating performance and that the presentation of Adjusted FFO, when combined with the primary GAAP presentation of net income (loss), more completely describes the Company's operating performance. The Company adjusts FFO for the following items, which may occur in any period, and refers to this measure as Adjusted FFO:

- Transaction costs: The Company excludes transaction costs expensed during the period because it believes that including these costs in FFO does not reflect the underlying financial performance of the Company and its hotels.
- Non-cash ground rent: The Company excludes the non-cash ground rent expense, which is primarily made up of the straight-line rent impact from a ground lease.
- Management/franchise contract transition costs: The Company excludes one-time management and/or franchise contract transition costs expensed during the period because it believes that including these costs in FFO does not reflect the underlying financial performance of the Company and its hotels.
- Interest expense adjustment for acquired liabilities: The Company excludes interest expense adjustment for acquired liabilities assumed in connection with acquisitions, because it believes that including these non-cash adjustments in FFO does not reflect the underlying financial performance of the Company.
- Capital lease adjustment: The Company excludes the effect of non-cash interest expense from capital leases because it believes that including these non-cash adjustments in FFO does not reflect the underlying financial performance of the Company.
- Non-cash amortization of acquired intangibles: The Company excludes the non-cash amortization of acquired intangibles, which includes but is not limited to the amortization of favorable and unfavorable leases or management agreements and above/below market real estate tax reduction agreements because it believes that including these non-cash adjustments in FFO does not reflect the underlying financial performance of the Company.
- Estimated hurricane related repairs and cleanup costs: The Company excludes estimated hurricane related repairs and cleanup costs during the period because it believes that including these adjustments in FFO does not reflect the underlying financial performance of the Company and its hotels.
- Gain on insurance settlement: The Company excludes the gain on insurance settlement because the Company believes that including this adjustment in FFO does not reflect the underlying financial performance of the Company and its hotels.
- Business interruption proceeds: The Company includes business interruption proceeds because the Company believes that including these proceeds reflects the underlying financial performance of the Company and its hotels.
- Unrealized gain on investment: The Company excludes the unrealized gain on investment because the Company believes that including this adjustment in FFO does not reflect the underlying financial performance of the Company and its hotels.
- Non-cash interest expense and early extinguishment of debt: The Company excludes non-cash interest expense and early extinguishment of debt because the Company believes that including this adjustment in FFO does not reflect the underlying financial performance of the Company and its hotels.

The Company’s presentation of FFO in accordance with the Nareit White Paper, and as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity.

Pebblebrook Hotel Trust
Reconciliation of Net Income (Loss) to EBITDA, EBITDAre and Adjusted EBITDAre
($ in thousands)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018

Net income (loss)	$19,572	$(99,343)	$115,725	$13,385
Adjustments:
Interest expense	23,962	20,649	108,474	53,923
Income tax expense (benefit)	(752)	(1,886)	5,172	1,742
Depreciation and amortization	57,504	34,246	234,880	108,475
EBITDA	$100,286	$(46,334)	$464,251	$177,525
(Gain) loss on sale of hotel properties	(2,819)	2,147	(2,819)	2,147
EBITDAre	$97,467	$(44,187)	$461,432	$179,672
Transaction costs	1,103	69,503	8,679	75,049
Non-cash ground rent	701	646	3,975	2,453
Management/franchise contract transition costs	1,143	1	5,927	56
Non-cash amortization of acquired intangibles	(290)	124	(1,340)	733
Estimated hurricane related repairs and cleanup costs	—	—	—	1,452
Gain on insurance settlement	—	—	(672)	(13,954)
Business interruption proceeds	—	—	672	6,135
Unrealized gain on investment	—	27,347	—	3,277
Adjusted EBITDAre	$100,124	$53,434	$478,673	$254,873

To supplement the Company’s consolidated financial statements presented in accordance with U.S. GAAP, this press release includes certain non-GAAP financial measures as defined under SEC rules.

These measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Earnings before Interest, Taxes, and Depreciation and Amortization ("EBITDA") - The Company believes that EBITDA provides investors a useful financial measure to evaluate its operating performance, excluding the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization).

Earnings before Interest, Taxes, and Depreciation and Amortization for Real Estate ("EBITDAre") - The Company believes that EBITDAre provides investors a useful financial measure to evaluate its operating performance, and the Company presents EBITDAre in accordance with the National Association of Real Estate Investment Trusts ("Nareit") guidelines, as defined in its September 2017 white paper "Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate." EBITDAre adjusts EBITDA for the following items, which may occur in any period, and refers to these measures as Adjusted EBITDAre: (1) gains or losses on the disposition of depreciated property, including gains or losses on change of control; (2) impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate; and (3) adjustments to reflect the entity's share of EBITDAre of unconsolidated affiliates.

The Company also evaluates its performance by reviewing Adjusted EBITDAre because it believes that adjusting EBITDAre to exclude certain recurring and non-recurring items described below provides useful supplemental information regarding the Company's ongoing operating performance and that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income (loss), more completely describes the Company's operating performance. The Company adjusts EBITDAre for the following items, which may occur in any period, and refers to these measures as Adjusted EBITDAre:

- Transaction costs: The Company excludes transaction costs expensed during the period because it believes that including these costs in EBITDAre does not reflect the underlying financial performance of the Company and its hotels.
- Non-cash ground rent: The Company excludes the non-cash ground rent expense, which is primarily made up of the straight-line rent impact from a ground lease.
- Management/franchise contract transition costs: The Company excludes one-time management and/or franchise contract transition costs expensed during the period because it believes that including these costs in EBITDAre does not reflect the underlying financial performance of the Company and its hotels.
- Non-cash amortization of acquired intangibles: The Company excludes the non-cash amortization of acquired intangibles, which includes but is not limited to the amortization of favorable and unfavorable leases or management agreements and above/below market real estate tax reduction agreements because it believes that including these non-cash adjustments in EBITDAre does not reflect the underlying financial performance of the Company and its hotels.
- Estimated hurricane related repairs and cleanup costs: The Company excludes estimated hurricane related repairs and cleanup costs during the period because it believes that including these adjustments in EBITDAre does not reflect the underlying financial performance of the Company and its hotels.
- Gain on insurance settlement: The Company excludes the gain on insurance settlement because the Company believes that including this adjustment in EBITDAre does not reflect the underlying financial performance of the Company and its hotels.
- Business interruption proceeds: The Company includes business interruption proceeds because the Company believes that including these proceeds reflects the underlying financial performance of the Company and its hotels.
- Unrealized gain on investment: The Company excludes the unrealized gain on investment because the Company believes that including this adjustment in EBITDAre does not reflect the underlying financial performance of the Company and its hotels.

The Company’s presentation of EBITDAre, and as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity.

Pebblebrook Hotel Trust
Strategic Disposition Program Summary
(Unaudited)

	Date of disposition	Sales price ($ in millions)	EBITDA multiple		Net operating capitalization rate	Sales price per key ($ in thousands)

Hotel dispositions:
Park Central San Francisco and Park Central New York / WestHouse New York	11/30/2018	$715.0	16.5	x	5.1%	$443
Gild Hall, New York	11/30/2018	38.8	15.8	x	5.3%	298
Embassy Suites Philadelphia Center City	11/30/2018	67.0	11.0	x	8.1%	233
The Grand Hotel Minneapolis	12/4/2018	30.0	8.5	x	10.4%	214
The Liaison Capitol Hill	2/14/2019	111.0	16.9	x	4.9%	324
Hotel Palomar Washington, DC	2/22/2019	141.5	14.9	x	5.9%	422
Onyx Hotel	5/29/2019	58.3	15.3	x	5.9%	521
Hotel Amarano Burbank	7/16/2019	72.9	15.8	x	5.7%	552
Rouge Hotel	9/12/2019	42.0	17.4	x	5.0%	307
Hotel Madera	9/26/2019	23.3	14.3	x	5.7%	284
Topaz Hotel	11/22/2019	33.1	19.5	x	4.4%	334
InterContinental Buckhead Atlanta / Sofitel Washington DC Lafayette Square*	TBD	331.0	14.2	x	6.1%	502

Total / Average		$1,664	15.3	x	5.64%	$409

The EBITDA multiple and net operating capitalization rate are based on the applicable hotel's estimated trailing twelve-month operating performance for 2018. The net operating income capitalization rate is based on an assumed annual capital reserve of 4.0% of total hotel revenues. The EBITDA Multiple and net operating capitalization rate for Hotel Amarano Burbank reflect an estimated adjustment for the annualized impact of real estate taxes for California's Proposition 13 because the Company believes the adjusted hotel results for this period provide investors and analysts with an understanding of the hotel-level operating performance.

These hotel results for the respective periods may include information reflecting operational performance prior to the Company's ownership of the hotels. Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

*The contracted sale of InterContinental Buckhead Atlanta and Sofitel Washington DC Lafayette Square is subject to normal closing conditions, and the Company offers no assurances that this sale will be completed.

Pebblebrook Hotel Trust
Reconciliation of 2020 Outlook Net Income (Loss) to FFO and Adjusted FFO
($ in millions, except per share data)
(Unaudited)

	Three months ending March 31, 2020		Year ending December 31, 2020
	Low	High	Low	High

Net income (loss)	$79	$87	$199	$212
Adjustments:
Depreciation and amortization	47	47	192	192
(Gain) loss on sale of hotel properties	(81)	(81)	(82)	(82)
FFO	$45	$53	$309	$322
Distribution to preferred shareholders	(8)	(8)	(33)	(33)
FFO available to common share and unit holders	$37	$45	$276	$289
Non-cash ground rent	1	1	4	4
Non-cash interest expense	1	1	6	6
Other	4	3	8	8
Adjusted FFO available to common share and unit holders	$43	$50	$294	$307

FFO per common share - diluted	$0.28	$0.34	$2.09	$2.19
Adjusted FFO per common share - diluted	$0.32	$0.38	$2.23	$2.33

Weighted-average number of fully diluted common shares and units	131.7	131.7	131.8	131.8

To supplement the Company’s consolidated financial statements presented in accordance with U.S. GAAP, this press release includes certain non-GAAP financial measures as defined under SEC rules.

These measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from similarly titled non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Funds from Operations (“FFO”) - FFO represents net income (computed in accordance with GAAP), excluding gains or losses from sales of properties, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the Company's operating performance without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of Nareit in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to that of other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.

The Company also evaluates its performance by reviewing Adjusted FFO because it believes that adjusting FFO to exclude certain recurring and non-recurring items described below provides useful supplemental information regarding the Company's ongoing operating performance and that the presentation of Adjusted FFO, when combined with the primary GAAP presentation of net income (loss), more completely describes the Company's operating performance. The Company adjusts FFO for the following items, which may occur in any period, and refers to this measure as Adjusted FFO:

- Non-cash ground rent: The Company excludes the non-cash ground rent expense, which is primarily made up of the straight-line rent impact from a ground lease.
- Non-cash interest expense: The Company excludes non-cash interest expense because the Company believes that including this adjustment in FFO does not reflect the underlying financial performance of the Company and its hotels.
- Other: The Company excludes other expenses, which include transaction costs, management/franchise contract transition costs, interest expense adjustment for acquired liabilities, capital lease adjustment, non-cash amortization of acquired intangibles and estimated hurricane related repairs and cleanup costs because the Company believes that including these non-cash adjustments in FFO does not reflect the underlying financial performance of the Company and its hotels.

The Company’s presentation of FFO in accordance with the Nareit White Paper, and as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity.

Any differences are a result of rounding.

Pebblebrook Hotel Trust
Reconciliation of 2020 Outlook Net Income (Loss) to EBITDA, EBITDAre and Adjusted EBITDAre
($ in millions)
(Unaudited)

	Three months ending March 31, 2020		Year ending December 31, 2020
	Low	High	Low	High

Net income (loss)	$79	$87	$199	$212
Adjustments:
Interest expense and income tax expense	20	20	95	95
Depreciation and amortization	47	47	192	192
EBITDA	$146	$154	$486	$499
(Gain) loss on sale of hotel properties	(81)	(81)	(82)	(82)
EBITDAre	$65	$73	$404	$417
Non-cash ground rent	1	1	4	4
Other	2	2	4	4
Adjusted EBITDAre	$68	$76	$412	$425

To supplement the Company’s consolidated financial statements presented in accordance with U.S. GAAP, this press release includes certain non-GAAP financial measures as defined under SEC rules.

These measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from similarly titled non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Earnings before Interest, Taxes, and Depreciation and Amortization ("EBITDA") - The Company believes that EBITDA provides investors a useful financial measure to evaluate its operating performance, excluding the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization).

Earnings before Interest, Taxes, and Depreciation and Amortization for Real Estate ("EBITDAre") - The Company believes that EBITDAre provides investors a useful financial measure to evaluate its operating performance, and the Company presents EBITDAre in accordance with the National Association of Real Estate Investment Trusts ("Nareit") guidelines, as defined in its September 2017 white paper "Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate." EBITDAre adjusts EBITDA for the following items, which may occur in any period, and refers to these measures as Adjusted EBITDAre: (1) gains or losses of on the disposition of depreciated property, including gains or losses on change of control; (2) impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate; and (3) adjustments to reflect the entity's share of EBITDAre of unconsolidated affiliates.

The Company also evaluates its performance by reviewing Adjusted EBITDAre because it believes that adjusting EBITDAre to exclude certain recurring and non-recurring items described below provides useful supplemental information regarding the Company's ongoing operating performance and that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income (loss), more completely describes the Company's operating performance. The Company adjusts EBITDAre for the following items, which may occur in any period, and refers to these measures as Adjusted EBITDAre:

- Non-cash ground rent: The Company excludes the non-cash ground rent expense, which is primarily made up of the straight-line rent impact from a ground lease.
- Other: The Company excludes other expenses, which include transaction costs, management/franchise contract transition costs, non-cash amortization of acquired intangibles and estimated hurricane related repairs and cleanup costs because the Company believes that including these non-cash adjustments in EBITDAre does not reflect the underlying financial performance of the Company and its hotels.

The Company’s presentation of EBITDAre, and as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity.

Any differences are a result of rounding.

Pebblebrook Hotel Trust
Same-Property Statistical Data
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018

Same-Property Occupancy	79.4%	77.5%	82.2%	82.4%
Increase/(Decrease)	2.5%		(0.2%)
Same-Property ADR	$247.18	$248.30	$256.17	$252.76
Increase/(Decrease)	(0.5%)		1.3%
Same-Property RevPAR	$196.34	$192.43	$210.65	$208.19
Increase/(Decrease)	2.0%		1.2%

Same-Property Total RevPAR	$296.22	$288.16	$308.01	$302.28
Increase/(Decrease)	2.8%		1.9%

Notes:
This schedule of hotel results for the three months ended December 31 includes information from all of the hotels the Company owned as of December 31, 2019 and excludes Donovan Hotel for Q4 in both 2019 and 2018 because it was closed during the fourth quarter of 2019 for renovation. This schedule of hotel results for the year ended December 31 includes information from all of the hotels the Company owned as of December 31, 2019 and excludes Onyx Hotel for Q2, Q3 and Q4 in both 2019 and 2018 due to its sale in the second quarter of 2019, Hotel Amarano Burbank, Rouge Hotel and Hotel Madera for Q3 and Q4 in both 2019 and 2018 due to their sales in the third quarter of 2019, Topaz Hotel for Q4 in both 2019 and 2018 due to its sale in the fourth quarter of 2019, and Donovan Hotel for Q4 in both 2019 and 2018 because it was closed during the fourth quarter of 2019 for renovation.

These hotel results for the respective periods may include information reflecting operational performance prior to the Company's ownership of the hotels. Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Same-Property Statistical Data - by Market
(Unaudited)

	Three months ended December 31,	Year ended December 31,
	2019	2019
Same-Property RevPAR variance to prior-year period:
San Francisco	13.5%	7.8%
Southern Florida	6.9%	5.3%
Chicago	3.3%	(4.1%)
Los Angeles	1.2%	(1.7%)
Boston	0.4%	3.5%
Other	(0.6%)	(2.0%)
Washington DC	(2.1%)	(4.0%)
Portland	(2.7%)	(3.7%)
Seattle	(2.8%)	(6.8%)
San Diego	(8.1%)	(0.1%)

West Coast	2.8%	1.7%
East Coast	0.9%	1.3%

Notes:
This schedule of hotel results for the three months ended December 31 includes information from all of the hotels the Company owned as of December 31, 2019 and excludes Donovan Hotel for Q4 in both 2019 and 2018 because it was closed during the fourth quarter of 2019 for renovation. This schedule of hotel results for the year ended December 31 includes information from all of the hotels the Company owned as of December 31, 2019 and excludes Onyx Hotel for Q2, Q3 and Q4 in both 2019 and 2018 due to its sale in the second quarter of 2019, Hotel Amarano Burbank, Rouge Hotel and Hotel Madera for Q3 and Q4 in both 2019 and 2018 due to their sales in the third quarter of 2019, Topaz Hotel for Q4 in both 2019 and 2018 due to its sale in the fourth quarter of 2019, and Donovan Hotel for Q4 in both 2019 and 2018 because it was closed during the fourth quarter of 2019 for renovation.

"Other" includes Atlanta (Buckhead), GA; Nashville, TN; New York City, NY; Philadelphia, PA; and Santa Cruz, CA.

These hotel results for the respective periods may include information reflecting operational performance prior to the Company's ownership of the hotels. Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Hotel Operational Data
Schedule of Same-Property Results
($ in thousands)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018

Same-Property Revenues:
Room	$249,637	$244,659	$1,094,870	$1,082,048
Food and beverage	95,697	90,975	368,943	355,591
Other	31,298	30,744	137,131	133,479
Total hotel revenues	376,632	366,378	1,600,944	1,571,118

Same-Property Expenses:
Room	$65,575	$64,023	$273,042	$268,904
Food and beverage	65,243	61,369	258,349	244,140
Other direct	5,858	5,413	24,294	23,253
General and administrative	29,891	32,766	123,580	123,648
Information and telecommunication systems	5,596	5,487	22,506	22,602
Sales and marketing	29,115	28,064	119,591	116,040
Management fees	11,865	11,937	46,399	50,039
Property operations and maintenance	12,499	12,273	50,761	48,649
Energy and utilities	8,939	8,573	37,839	36,448
Property taxes	20,051	18,123	79,904	71,374
Other fixed expenses	12,969	10,801	49,916	45,417
Total hotel expenses	267,601	258,829	1,086,181	1,050,514

Same-Property EBITDA	$109,031	$107,549	$514,763	$520,604

Same-Property EBITDA Margin	28.9%	29.4%	32.2%	33.1%

Notes:
This schedule of hotel results for the three months ended December 31 includes information from all of the hotels the Company owned as of December 31, 2019 and excludes Donovan Hotel for Q4 in both 2019 and 2018 because it was closed during the fourth quarter of 2019 for renovation. This schedule of hotel results for the year ended December 31 includes information from all of the hotels the Company owned as of December 31, 2019 and excludes Onyx Hotel for Q2, Q3 and Q4 in both 2019 and 2018 due to its sale in the second quarter of 2019, Hotel Amarano Burbank, Rouge Hotel and Hotel Madera for Q3 and Q4 in both 2019 and 2018 due to their sales in the third quarter of 2019, Topaz Hotel for Q4 in both 2019 and 2018 due to its sale in the fourth quarter of 2019, and Donovan Hotel for Q4 in both 2019 and 2018 because it was closed during the fourth quarter of 2019 for renovation.

These hotel results for the respective periods may include information reflecting operational performance prior to the Company's ownership of the hotels. Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Historical Operating Data
($ in millions except ADR and RevPAR data)
(Unaudited)

Historical Operating Data:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2018	2018	2018	2018	2018

Occupancy	76%	87%	89%	77%	82%
ADR	$239	$263	$262	$248	$254
RevPAR	$182	$229	$232	$192	$209

Hotel Revenues	$338.9	$422.1	$423.3	$369.7	$1,554.0
Hotel EBITDA	$95.5	$156.0	$154.8	$108.7	$515.1
Hotel EBITDA Margin	28.2%	37.0%	36.6%	29.4%	33.1%

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2019	2019	2019	2019	2019

Occupancy	76%	87%	87%	79%	82%
ADR	$251	$268	$261	$247	$257
RevPAR	$190	$233	$227	$195	$211

Hotel Revenues	$354.6	$431.3	$419.1	$378.4	$1,583.4
Hotel EBITDA	$98.2	$156.6	$144.7	$109.6	$509.1
Hotel EBITDA Margin	27.7%	36.3%	34.5%	28.9%	32.1%

Notes:
These historical hotel operating results include information for all of the hotels the Company owned as of December 31, 2019. These historical operating results include periods prior to the Company's ownership of the hotels. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Historical Hotel Same-Property Hotel EBITDA by Property
(Hotel EBITDA $s in millions, Hotel EBITDA per key $s in thousands)
(Unaudited)

	Hotel EBITDA										2019 Hotel EBITDA per Key
Portfolio / Hotel	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019

Urban Lifestyle
Urban Iconic
The Liberty, a Luxury Collection Hotel, Boston	$6.1	$9.6	$13.3	$15.8	$17.2	$18.2	$18.5	$19.0	$21.4	$21.2	$71.1
Argonaut Hotel	5.2	6.5	8.5	10.2	11.8	13.0	13.0	11.7	12.9	14.6	57.9
Union Station Nashville Hotel, Autograph Collection	1.8	2.1	2.9	4.0	4.2	5.4	4.7	6.7	6.9	6.7	53.6
Hotel Monaco Washington DC	5.5	6.9	7.6	7.9	7.9	8.1	8.1	9.9	8.6	7.9	42.9
The Nines, a Luxury Collection Hotel, Portland	6.2	8.0	8.9	10.8	12.8	15.2	15.6	15.8	15.6	13.0	39.3
Viceroy Santa Monica Hotel	3.0	5.8	6.9	7.6	8.2	8.4	7.8	7.0	6.6	6.2	38.3
Hotel Vitale	4.0	6.0	7.4	7.3	8.6	11.0	10.3	9.8	8.0	7.5	37.5
Sofitel Washington DC Lafayette Square	6.9	7.9	7.5	8.5	8.7	8.3	10.0	10.3	8.2	8.1	34.2
Hotel Spero	0.4	1.9	3.5	4.4	6.3	6.2	6.5	5.7	6.6	7.8	33.1
Sir Francis Drake	3.4	5.0	8.4	10.1	15.0	16.4	17.3	15.8	12.1	13.4	32.2
Mondrian Los Angeles	7.9	8.9	7.4	8.2	11.0	12.2	12.6	11.8	8.6	7.6	32.2
Hotel Monaco Seattle	2.2	2.9	3.4	5.2	6.2	6.7	6.1	6.1	6.4	5.6	29.6
The Heathman Hotel	1.5	1.6	1.9	2.4	3.0	5.7	4.4	4.3	3.4	4.2	27.8
Hotel Colonnade Coral Gables, Autograph Collection	1.9	2.1	1.8	3.1	3.4	3.6	3.9	4.0	4.5	4.1	26.1

Urban Iconic total	$56.0	$75.2	$89.4	$105.5	$124.3	$138.4	$138.8	$137.9	$129.8	$127.9	$40.3

Urban Contemporary
Villa Florence San Francisco on Union Square	$3.9	$5.3	$7.4	$8.3	$9.3	$8.8	$9.4	$7.7	$9.5	$10.4	$55.0
Harbor Court Hotel San Francisco	2.7	4.0	3.7	4.9	5.8	6.1	5.6	3.9	4.3	5.6	42.7
George Hotel	4.2	4.6	4.1	4.1	4.3	5.2	5.7	6.3	5.7	5.3	38.1
Le Parc Suite Hotel	4.2	4.5	4.7	5.3	5.6	6.1	7.0	6.1	6.1	5.8	37.7
The Marker San Francisco	3.3	5.3	5.7	6.9	7.7	7.6	5.9	6.8	7.5	7.7	37.0
Le Méridien Delfina Santa Monica	5.3	6.8	6.9	8.0	9.9	11.7	13.8	13.4	12.7	11.2	36.1
Montrose West Hollywood	3.9	4.3	4.2	5.5	5.9	5.9	6.5	5.9	3.9	4.7	35.3
Hotel Chicago Downtown, Autograph Collection	5.5	5.3	7.3	8.4	8.5	10.4	12.4	12.3	12.6	12.2	34.5

W Boston	3.8	4.4	5.8	6.2	8.1	9.6	9.3	9.2	7.9	8.1	34.0
Revere Hotel Boston Common	3.3	6.1	5.7	9.2	11.7	13.3	12.2	12.6	12.4	11.8	33.1
Chamberlain West Hollywood Hotel	1.0	3.4	3.8	4.1	4.8	4.8	5.2	4.4	3.1	3.7	32.2
Solamar Hotel	5.2	6.3	6.5	6.3	6.5	7.4	7.7	7.3	7.3	7.0	29.8
W Los Angeles - West Beverly Hills	5.6	6.9	8.0	8.7	8.9	9.5	12.3	11.5	10.2	8.4	28.3
Mason & Rook Hotel	3.3	3.6	3.4	3.2	3.2	3.0	3.6	5.8	5.5	4.9	27.5
Sofitel Philadelphia at Rittenhouse Square	4.3	6.0	6.7	6.5	7.4	8.6	9.2	8.6	8.3	8.0	26.1
Grafton on Sunset	1.9	2.2	2.2	2.0	1.5	0.9	2.8	2.8	2.8	2.8	25.9
Hotel Vintage Seattle	1.8	2.2	2.4	2.7	2.6	3.5	3.4	3.5	3.5	3.0	24.0
Hotel Vintage Portland	1.3	1.9	1.8	2.7	3.4	3.1	4.2	4.1	3.1	2.8	23.9
Hotel Palomar Los Angeles Beverly Hills	2.3	2.9	3.9	3.8	4.5	4.2	6.2	4.0	7.4	5.7	21.6
The Roger New York	6.2	6.4	5.0	7.5	8.2	7.3	5.8	5.7	5.3	4.1	21.1
Donovan Hotel	4.0	4.6	3.8	4.3	5.2	5.8	6.1	6.4	5.1	3.8	19.7

Urban Contemporary total	$77.0	$97.0	$103.0	$118.6	$133.0	$142.8	$154.3	$148.3	$144.2	$137.0	$31.5

"Unofficial Z Collection"
Hotel Zetta	N/A	N/A	N/A	$2.8	$5.4	$6.2	$5.6	$5.5	$6.0	$6.0	$51.7
Hotel Zephyr Fisherman's Wharf	7.3	8.7	11.2	12.1	12.1	12.6	16.2	13.1	13.7	16.8	46.5
Hotel Zelos San Francisco	1.3	3.0	3.8	4.6	6.2	7.3	5.9	7.2	6.9	8.4	41.6
Hotel Zoe San Francisco	N/A	N/A	5.2	6.6	7.9	8.2	7.8	3.6	7.7	8.9	40.3
Hotel Zeppelin San Francisco	N/A	2.3	2.7	3.4	4.0	4.0	3.3	6.3	7.5	7.7	39.3
The Hotel Zags	2.7	3.3	3.9	4.5	5.6	6.5	6.7	5.4	3.8	3.3	19.0

"Unofficial Z Collection" total	11.3	17.3	26.8	34.0	41.2	44.8	45.5	41.1	45.6	51.1	40.2

Urban Lifestyle total	$144.3	$189.5	$219.2	$258.1	$298.5	$326.0	$338.6	$327.3	$319.6	$316.0	$36.0

Urban Major Brand
InterContinental Buckhead Atlanta	$8.3	$9.6	$11.6	$13.4	$14.3	$14.5	$15.5	$14.7	$15.2	$18.2	$43.1
The Westin Copley Place, Boston	21.3	23.5	24.4	25.8	28.7	32.7	33.3	31.5	28.5	32.9	41.0
Hyatt Regency Boston Harbor	6.2	6.7	7.3	7.7	9.3	11.1	10.8	10.8	10.7	10.1	37.4
Hilton San Diego Gaslamp Quarter	7.6	8.5	8.8	8.9	9.5	10.5	10.9	11.1	11.6	10.5	36.7
The Westin Gaslamp Quarter San Diego	8.4	8.2	9.7	11.2	12.7	14.6	16.9	16.0	14.4	14.2	31.6
Embassy Suites San Diego Bay - Downtown	7.6	8.2	8.8	8.9	9.5	11.3	11.3	11.1	11.7	10.4	30.5
The Westin Michigan Avenue Chicago	14.7	15.8	16.7	16.0	18.0	19.4	17.9	13.1	12.0	9.9	13.2

Urban Major Brand total	$74.1	$80.5	$87.3	$91.9	$102.0	$114.1	$116.6	$108.3	$104.1	$106.2	$31.9

Unique Lifestyle Resorts

LaPlaya Beach Resort & Club	$5.7	$7.6	$8.7	$10.7	$12.4	$15.7	$16.2	$11.8	$16.5	$17.7	$93.7
Southernmost Beach Resort	9.0	10.4	10.8	14.1	17.6	19.9	21.1	17.9	19.3	20.3	77.5
The Marker Key West	N/A	N/A	N/A	N/A	N/A	4.8	5.8	4.6	5.6	6.0	62.5
L'Auberge Del Mar	4.6	5.4	5.6	7.7	8.1	9.9	9.3	9.4	9.5	7.3	60.3
Skamania Lodge	4.4	4.8	5.2	6.0	6.8	7.7	8.1	9.0	9.5	10.3	39.9
Paradise Point Resort & Spa	8.3	11.8	13.7	14.8	16.1	16.7	14.7	16.8	17.5	15.3	33.1
Chaminade Resort & Spa	3.3	3.6	3.7	4.3	4.7	5.0	4.8	5.2	5.4	4.4	28.2
San Diego Mission Bay Resort	4.4	4.7	5.2	5.5	7.0	7.9	8.3	8.8	8.1	5.5	15.4

Unique Lifestyle Resorts total	$39.7	$48.3	$52.9	$63.1	$72.7	$87.6	$88.3	$83.5	$91.4	$86.8	$45.7

Total Hotel EBITDA	$258.1	$318.3	$359.4	$413.1	$473.2	$527.7	$543.5	$519.1	$515.1	$509.0	$36.3

Note:
These historical Same-Property Hotel EBITDA results include available information for all of the hotels the Company owned or had an ownership interest in as of February 20, 2020. These historical operating results include periods prior to the Company's ownership of the hotels. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses.

The parking garage at Revere Hotel Boston Common was sold on June 23, 2017. The historical results for Revere Hotel Boston Common have been adjusted to reflect the estimated impact of excluding the parking-related income.

Border indicates Hotel EBITDA for the year in which the hotel was acquired by the Company. The information above has not been audited and is presented only for comparison purposes. Any differences are a result of rounding.